EXHIBIT 99.1

General Metals Announces Letter of Intent with Compass Holdings

RENO, NV. April 29, 2014 --- General Metals Corporation (OTCQB: GNMT): (www.generalmetalscorporation.com) (the ”Company”) announced today that it has executed a binding Letter of Intent with Compass Holdings, LLC, a private investment company headquartered in Layton, Utah (“Compass”) to (i) acquire outright the leasehold interest in all of the gold and silver mining claims (the “Wilson-Independence Mine”) currently held by the Independence Gold-Silver Mines, Inc. and (ii) to form a Joint Venture (the “JV”) to complete the exploration and evaluation of the Wilson Independence Mine with the objective of bringing the property into commercial production. Under the terms of the Company’s agreement with Compass, Compass will pay $1.0 million, in two tranches, to acquire the mining claims interest and to provide working capital to General Metals. The initial tranche - $500,000 – will be paid by April 25, 2014 and the balance no later than 120 days following the execution of a definitive JV Agreement between the Company and Compass at which point the JV will own free and clear 100% of the interest in the Wilson- Independence Mine. This ownership will be subject only to a 2.125% royalty interest retained by Independence Gold and Silver Mines, Inc., a 1% royalty held by Gold Range, Inc., and a contingent royalty of 1% payable to Compass in the event of a sale of the Wilson-Independence Mine.

Company President and CEO Daniel J. Forbush indicated: “The Agreement with Compass is a significant step forward for the Company. We are teaming with a company with access to significant financial resources that shares our beliefs in the long production potential of the Wilson-Independence. Even more importantly the transaction enables the JV to gain full control of all the mining claims at the property at an attractive price and subject to a much reduced royalty percentage. This should all translate into a very significant increase in equity values for our shareholders. It is noteworthy that we were able to accomplish this in a very difficult financing environment for junior gold mining firms.”

Under the terms of the proposed JV Agreement between the Company and Compass, Compass will earn a 25% interest upon the payment of its initial $1.0 million. Compass will increase its JV interest to 50% upon the payment of an additional $1.875 million to be spent within 36 months. Further Compass intends to separately evaluate processing of the dump material already in place on the property which according to the Company’s most recent independent technical report could contain approximately 31,000 tons of mineral-bearing material.

Delyn Yeates, Managing Member of Compass indicated: “We are tremendously excited about our venture with Dan and General Metals. We are teaming with a very experienced mining group that shares our values and is focused on developing and operating a strategically located gold and silver property that has tremendous upside. We are pleased to participate in this venture.  We look forward to developing a permitable and economically justifiable process to expeditiously extract gold and silver from the waste rock. Compass is committed to building a process facility to produce the gold and silver resources which we believe to be sustantial.”

About General Metals Corporation-General Metals Corporation (OTCQB: GNMT.OB); www.nevada-goldmine.com, is an aggressive junior mining exploration and development company, based in Reno, Nevada. The company is actively pursuing the re-opening of its Wison-Independence gold and silver mining project strategically located in the prolific Battle Mountain Mining District of Nevada.

About Compass Holdings LLC- Over the years Compass Holdings LLC out of Layton Utah has focused on investing and developing commercial and larger residential developmental projects. Recently they have been concentrating their investments and efforts in developing precious metal deposits and in milling and processing the ore found therein.

Qualified Person and NI 43-101 Disclosure
Information respecting resource estimates is based on an independent technical report entitled “Technical Report of the Independence Gold and Silver Project, Battle Mountain Mining District, Lander County, Nevada USA” dated June 27, 2011 and prepared for General Metals by James Ashton, P.E. and Sam G. Nunnemaker, R.P.Geo in accordance with the form requirements of National Instrument 43-101. A copy of the report is available on the General Metals website.

Cautionary Note to U.S. Investors - The U.S. Securities and Exchange Commission permits U. S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this presentation, such as "measured", "indicated", and "inferred" "resources", which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in General Metal's form 10-K, which may be secured from General Metals or the SEC website at: http://www.sec.gov.

Notice Regarding Forward-Looking Statements This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and in Canadian securities legislation. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

For further information, please contact:

Wayne Meyerson Investor Relations General Metals Corporation 1155 West Fourth Street, Suite 210 Reno, NV 89503 wayne@gnmtlive.com 775.583.4636 office